Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 24, 2021, with respect to the consolidated financial statements of Ambulnz, Inc. and subsidiaries contained in the Final Prospectus, filed on January 3, 2022, relating to the Registration Statement on Form S-1, as amended (File No. 333-261363), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

January 11, 2022